Exhibit 99.1

FOR IMMEDIATE RELEASE

Balchem Corporation Announces First Quarter 2011 Results

New Hampton, NY, May 3, 2011 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended March 31, 2011.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended March 31,

	2011	2010

Net sales	$73,008	$59,903
Gross profit	20,780	17,414
Operating expenses	7,482	6,920
Earnings from operations	13,298	10,494
Other income (expense)	78	167
Earnings before income tax expense	13,376	10,661
Income tax expense	4,464	3,632
Net earnings	$8,912	$7,029

Basic net earnings per common share	$0.31	$0.25
Diluted net earnings per common share	$0.30	$0.24

Shares used in the calculation of diluted net earnings per common share	30,092	29,344

Record Quarterly Sales

Record net sales of $73.0 million were achieved for the quarter ended March 31, 2011, as two of our business segments set new quarterly sales records.  This is an increase of 21.9% above the $59.9 million result of the prior year comparative quarter. Correspondingly, record first quarter net earnings were achieved of $8.9 million, an increase of $1.9 million, or 26.8% as compared with the same period last year. The $8.9 million generated diluted net earnings of $0.30 per common share versus $0.24 per common share for the prior year comparable period, an increase of 25.0%.

In this first quarter of 2011, sales of the Food, Pharma & Nutrition segment were a record $11.0 million, which was a 10.7% improvement over the prior year comparable quarter. The domestic and international food sector sales were up approximately 9% this quarter, as we again saw growth of encapsulated ingredients for baking, prepared food, preservation and confection markets. We also realized double digit growth in sales of our human choline and VitaShure® products for nutritional enhancement. Earnings from operations for this segment were a first quarter record of $2.5 million, versus the $2.0 million in the prior year comparable quarter, largely due to a 12% improvement in sales volume.

Balchem Corporation (NASDAQ:BCPC)

The Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative product sales, totaled a quarterly record $50.7 million, an increase of 25.9%, or $10.4 million from the prior year comparable quarter. Our global feed grade choline product sales were up double digit as volume increased, particularly from our Italian operation, over the prior year quarter. Data from USDA's Broiler Hatchery report, which tracks the number of broiler chicks placed and eggs set, continues to point toward gains in 2011, although recent forecasted improvements were decreased slightly as poultry integrators have slowed the placement of chicks in an attempt to lower inventory levels and raise prices enough to cover the large increases that have occurred in both feed and energy costs. The ANH specialty ingredients, largely targeted to the ruminant animal markets, realized approximately 26% sales growth from the prior year comparable quarter, as regional US and certain export countries showed improvement in dairy economics, supporting greater demand for these products. Particularly strong were sales of Aminoshure-L®, our rumen protected lysine. Sales of industrial grade products again realized significant growth from the prior year comparable quarter, comprising approximately 28% of the sales in this segment for the quarter. This improvement came from sales of various choline and choline derivatives for industrial applications, notably from natural gas fracking, as well as intermediate sales of our Italian-produced methylamines. Earnings from operations for the entire ANH segment increased approximately 23% to a new quarterly record of $6.4 million as compared to $5.2 million in the prior year comparable quarter. This quarterly earnings result particularly reflects favorable operating efficiencies due to an overall 21% volume improvement in sales. These earnings were, however, unfavorably impacted by increases in petro-chemical commodities used to manufacture choline, and a temporary operating inefficiency at one of our choline plants. Key raw materials rose at a very swift pace in the quarter, and while some increases were passed on to customers, our pricing initiatives in the quarter were not enough to offset all of the cost increases. Additional price increases have been, and will be, implemented in the second quarter, where we are contractually able to do so, as our businesses are likely to remain affected by these higher costs for the balance of 2011.

The ARC Specialty Products segment generated quarterly sales of $11.3 million, an increase of 16.8% from the comparable prior year quarter. This increase was principally the result of strong sales of ethylene oxide for medical device sterilization and propylene oxide in support of the recent acquisition of the Aberco business, which targets nut meat and spice fumigation. Earnings from operations for this segment, at $4.4 million improved 32.1% from the prior year comparable quarter, due to efficiencies from increased volumes and a favorable product mix, which were partially offset by increases in key petro-chemical commodities. We continue to monitor raw material price escalation and seek to implement price increases within contractual guidelines.

Consolidated gross margin for the quarter ended March 31, 2011 improved to $20.8 million, as compared to $17.4 million for the prior year comparable period. Gross margin percentage declined slightly to 28.5% of sales as compared to 29.1% in the prior year comparative period, principally due to the cost increases of certain key raw materials and the choline plant inefficiency, as mentioned above. We did, however, realize a $3.4 million increase after giving effect to these cost increases, which was principally a result of a 20% increase in sales volumes. We continue to leverage our plant capabilities, driving efficiencies from core volume growth, broadening product applications of our human and animal health specialty products into both the domestic and international markets, as well as capitalizing logistically on our varied choline production capabilities. We continue to make strategic technology and capacity investments in our manufacturing facilities as required to keep pace with the growing, sustainable demand for certain products. Operating (Selling, R&D, and General and Administrative) expenses at $7.5 million were sequentially flat with the fourth quarter of 2010, but up 8.1% from the prior year comparable quarter, particularly related to increased amortization expense related to the Aberco acquisition, an increase of employee headcount, other payroll related expenses and consultancy fees.

Balchem Corporation (NASDAQ:BCPC)

The company continues to maintain a healthy balance sheet with diligent working capital controls, particularly effective inventory and accounts receivable management. The $111 million of net working capital on March 31, 2011 included a cash balance of $82.1 million, up from $77.3 million at December 31, 2010, reflecting continued strong cash flows. During the first quarter, we also paid our annual dividend which totaled $4.3 million and, as mentioned above, made further capital investments in our plants totaling $1.8 million.

Commenting on 2011, Dino A. Rossi, Chairman, President and CEO of Balchem said, “This first quarter was a great start to 2011, as we continue to record very strong sales growth, particularly driven by 20% overall volume improvement from the first quarter of 2010. All three segments set new first quarter sales records, with ANH and FPN achieving new all-time record quarterly results. While we realized a slight decline in gross margin percentage due to escalating raw materials and a particular operating plant inefficiency, know that we have taken appropriate corrective actions. We continue to see strong global demand for our products and are leveraging off of our diverse production locations and strong supply chain logistics to maintain and grow our leadership positions.  We have completed the previously announced expansion of our choline capacity at St. Gabriel in this second quarter, and will soon launch a new/improved encapsulate product for the ANH market. Our balance sheet continues to strengthen, further positioning us to capitalize on global strategic opportunities.”

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, May 3, 2011 at 11:00 AM Eastern Time (ET) to review first quarter 2011 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Tuesday, May 10, 2011. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #371411. Both account and replay ID numbers are required for replay access.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2010. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended
	March 31,
	2011	2010
ARC Specialty Products	$11,293	$9,668
Food, Pharma & Nutrition	11,030	9,966
Animal Nutrition & Health	50,685	40,269
Total	$73,008	$59,903

Business Segment Earnings (Loss):
	Three Months Ended
	March 31,
	2011	2010
ARC Specialty Products	$4,376	$3,312
Food, Pharma & Nutrition	2,512	1,981
Animal Nutrition & Health	6,410	5,201
Other income (expense)	78	167
Total	$13,376	$10,661

Selected Balance Sheet Items
	March 31,	December 31,
	2011	2010
Cash and Cash Equivalents	$82,052	$77,253
Accounts Receivable	36,312	32,050
Inventories	18,441	15,720
Other Current Assets	3,554	4,629
Total Current Assets	140,359	129,652

Property, Plant, & Equipment (net)	44,627	43,388
Other Assets	54,596	55,584
Total Assets	$239,582	$228,624

Current Liabilities	$28,962	$29,508
Long-Term Obligations	10,960	11,649
Total Liabilities	39,922	41,157

Stockholders' Equity	199,660	187,467

Total Liabilities and Stockholders' Equity	$239,582	$228,624